www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS RECORD FIRST QUARTER 2021 FINANCIAL RESULTS; RAISES 2021 FINANCIAL OUTLOOK
●	Net Sales Increased 42.5%; Comparable Store Sales Increased 38.6%
●	Diluted Earnings per Share ("EPS") Increased 118.3% to $1.55
●	E-commerce Sales Grew Triple Digits for the Fourth Consecutive Quarter
●	Company Raises Fiscal 2021 Diluted EPS Range to $7.05 to $7.40, Compared to Previous Range of $6.50 to $6.90

Brentwood, TN, April 22, 2021 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported record financial results for its first quarter ended March 27, 2021.

“The Tractor Supply team delivered an exceptionally strong start to the year, and our comparable store sales growth exceeded our expectations. This record performance was achieved by the more than 42,000 Tractor Supply Team Members who are committed to taking care of each other and our customers as the dependable supplier of the Out Here lifestyle. I continue to be incredibly proud of how the organization is responding in the current environment,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

Lawton continued, “Based on our strong performance in the first quarter, the positive macro factors and robust customer retention trends, we are raising our financial outlook for the year and now expect to deliver diluted EPS in the range of $7.05 to $7.40. We believe our resilient business model with a differentiated and loyal customer base, our strategic investments to capture growth opportunities and the strength of our balance sheet position us to capitalize on the momentum in our business in 2021 and beyond.”

First Quarter Results

Net sales for the first quarter 2021 increased 42.5% to $2.79 billion from $1.96 billion in the first quarter of 2020. Comparable store sales increased 38.6% compared to an increase of 4.3% in the prior year’s first quarter. The comparable store sales results included an increase in comparable average transaction count and ticket of 21.0% and 17.6%, respectively. All geographic regions of the Company had positive comparable store sales growth of at least 30%. The comparable store sales results reflect strong demand for consumable, usable and edible products and robust growth for seasonal categories. In addition, the Company’s e-commerce sales experienced triple-digit percentage growth for the fourth consecutive quarter.

Gross profit increased 48.8% to $983.8 million from $661.2 million in the prior year’s first quarter, and gross margin increased 148 basis points to 35.2% from 33.8% in the prior year’s first quarter. The increase in gross margin was primarily attributable to a lower depth and frequency of sales promotions, less clearance activity and favorable product mix. These factors were partially offset by higher transportation costs as a percent of net sales.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 37.3% to $753.2 million from $548.7 million in the prior year’s first quarter. As a percent of net sales, SG&A expenses improved 103 basis points to 27.0% from 28.0% in the prior year’s first quarter. The improvement in SG&A as a percent of net sales was primarily attributable to leverage in occupancy and other costs from the increase in comparable store sales. Certain first quarter costs as a percent of net sales were higher than the prior year, driven by incremental costs from incentive compensation and COVID-19 such as investments in pay and benefits and other health and safety related expenses.

The effective income tax rate was 18.8% compared to 22.1% in the prior year’s first quarter. The improvement in the effective income tax rate was primarily related to a discrete incremental tax benefit associated with share-based compensation compared to the first quarter of 2020.

Net income increased 116.5% to $181.4 million in the first quarter of 2021 from $83.8 million in the prior year’s first quarter, and diluted EPS increased 118.3% to $1.55 from $0.71 in the first quarter of 2020.

The Company repurchased approximately 1.6 million shares of its common stock for $253.4 million and paid quarterly cash dividends totaling $60.6 million, returning $314.0 million of capital to shareholders in the first quarter of 2021.

The Company opened 21 new Tractor Supply stores and 2 new Petsense stores and closed 7 Petsense stores in the first quarter of 2021.

Fiscal 2021 Outlook

The impact that the COVID-19 pandemic will have on the broader economy and the Company’s fiscal 2021 results remains uncertain. Given the nature of the COVID-19 pandemic on the macro economy and the consumer, the Company continues to plan for fiscal 2021 based on a range of potential outcomes. Given the strong performance in the first quarter of 2021 and what the Company can reasonably predict at this time, the Company is updating its fiscal 2021 financial guidance.

For fiscal 2021, the Company now expects the following:

	Updated	Previous
Net Sales	$11.4 billion - $11.7 billion	$10.7 billion - $11.0 billion
Comparable Store Sales	+5.0% - +8.0%	(2.0%) - +1.0%
Operating Margin Rate	9.4% - 9.7%	9.3% - 9.6%
Net Income	$820 million - $860 million	$750 million - $800 million
Earnings per Diluted Share	$7.05 - $7.40	$6.50 - $6.90

The Company’s diluted EPS guidance assumes an estimated effective income tax rate of 22.1% to 22.4%.

Expected capital expenditures remain in the range of $450 million to $550 million. Anticipated capital expenditures include new store growth of approximately 80 new Tractor Supply and 10 new Petsense store openings. In addition, the Company plans 150 to 200 Side Lot transformations and 150 to 200 Project Fusion store remodels of existing Tractor Supply stores as part of its Life Out Here Strategy.

Share repurchases for fiscal 2021 are expected to be approximately $700 million to $800 million.

The Company continues to have a strong liquidity position with current cash and cash equivalents of approximately $1.15 billion and no amounts drawn on its $500 million revolving credit facility as of March 27, 2021.

The Company’s outlook for fiscal 2021 does not contemplate the impact of the pending acquisition of Orscheln Farm and Home previously announced on February 17, 2021. The acquisition is conditioned on the receipt of regulatory clearance and satisfactory completion of customary closing conditions.

Conference Call Information

Tractor Supply Company will hold a conference call today, Thursday, April 22, 2021 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The

call will be webcast live at IR.TractorSupply.com. An Investor Presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company

Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 42,000 Team Members, the Company’s physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At March 27, 2021, the Company operated 1,944 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 27, 2021, the Company operated 177 Petsense stores in 23 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding sales and earnings growth, long-term financial growth rate targets, estimated results of operations, including, but not limited to, sales, comparable store sales, operating margins, net income, earnings per share, and capital expenditures. Factors affecting future results include the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the timing and amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the possibility that the acquisition of Orscheln Farm and Home (the “Transaction”) will not close or that the closing may be delayed, the possibility that we may be unable to obtain regulatory clearance for the Transaction, the potential for litigation or governmental investigations relating to the Transaction, the occurrence of events, changes or circumstances that could give rise to the termination of the definitive agreement for the Transaction, the risk that we may be unable to successfully integrate any acquired business or that we may not realize the benefits expected from an acquisition, including the Transaction, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition, including the Transaction, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.
(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	First Quarter Ended
	March 27, 2021		March 28, 2020
		% of		% of
		Net		Net
		Sales		Sales
Net sales	$2,792,336	100.00%	$1,959,188	100.00%
Cost of merchandise sold	1,808,556	64.77	1,297,939	66.25
Gross profit	983,780	35.23	661,249	33.75

Selling, general and administrative expenses	693,190	24.82	497,275	25.38
Depreciation and amortization	60,054	2.15	51,436	2.62

Operating income	230,536	8.26	112,538	5.75
Interest expense, net	7,221	0.26	5,049	0.26

Income before income taxes	223,315	8.00	107,489	5.49
Income tax expense	41,961	1.50	23,712	1.21
Net income	$181,354	6.50%	$83,777	4.28%

Net income per share:
Basic	$1.56		$0.72
Diluted	$1.55		$0.71

Weighted average shares outstanding:
Basic	116,153		116,738
Diluted	117,227		117,432

Dividends declared per common share outstanding	$0.52		$0.35

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	First Quarter Ended
	March 27, 2021	March 28, 2020
Net income	$181,354	$83,777

Other comprehensive income/(loss):
Change in fair value of interest rate swaps, net of taxes	2,125	(5,250)
Total other comprehensive income/(loss)	2,125	(5,250)
Total comprehensive income	$183,479	$78,527

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 27, 2021	March 28, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,149,930	$461,473
Inventories	2,084,677	1,905,913
Prepaid expenses and other current assets	146,227	112,853
Total current assets	3,380,834	2,480,239

Property and equipment, net	1,287,004	1,143,189
Operating lease right-of-use assets	2,589,418	2,228,597
Goodwill and other intangible assets	55,520	124,492
Deferred income taxes	11,428	—
Other assets	35,475	25,888
Total assets	$7,359,679	$6,002,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,181,924	$887,938
Accrued employee compensation	68,102	31,146
Other accrued expenses	377,777	234,460
Current portion of long-term debt	—	30,000
Current portion of finance lease liabilities	4,674	4,172
Current portion of operating lease liabilities	303,222	281,620
Income taxes payable	40,226	24,789
Total current liabilities	1,975,925	1,494,125

Long-term debt	984,838	989,074
Finance lease liabilities, less current portion	31,890	31,157
Operating lease liabilities, less current portion	2,399,246	2,051,885
Deferred income taxes	—	1,796
Other long-term liabilities	115,481	80,645
Total liabilities	5,507,380	4,648,682

Stockholders’ equity:
Common stock	1,409	1,391
Additional paid-in capital	1,154,451	978,837
Treasury stock	(3,610,362)	(3,277,215)
Accumulated other comprehensive loss	(1,118)	(5,051)
Retained earnings	4,307,919	3,655,761
Total stockholders’ equity	1,852,299	1,353,723
Total liabilities and stockholders’ equity	$7,359,679	$6,002,405

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 27, 2021	March 28, 2020
Cash flows from operating activities:
Net income	$181,354	$83,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,054	51,436
Loss (gain) on disposition of property and equipment	108	(315)
Share-based compensation expense	12,318	6,945
Deferred income taxes	20,158	1,643
Change in assets and liabilities:
Inventories	(301,407)	(303,132)
Prepaid expenses and other current assets	(12,568)	(11,988)
Accounts payable	205,828	244,902
Accrued employee compensation	(51,599)	(8,609)
Other accrued expenses	55,305	(12,352)
Income taxes	20,288	18,805
Other	(12,722)	12,820
Net cash provided by operating activities	177,117	83,932
Cash flows from investing activities:
Capital expenditures	(100,741)	(29,648)
Proceeds from sale of property and equipment	222	320
Net cash used in investing activities	(100,519)	(29,328)
Cash flows from financing activities:
Borrowings under debt facilities	—	809,000
Repayments under debt facilities	—	(186,500)
Principal payments under finance lease liabilities	(1,086)	(1,000)
Repurchase of shares to satisfy tax obligations	(12,067)	(5,407)
Repurchase of common stock	(253,409)	(263,219)
Net proceeds from issuance of common stock	58,708	10,603
Cash dividends paid to stockholders	(60,570)	(40,849)
Net cash (used in)/provided by financing activities	(268,424)	322,628
Net change in cash and cash equivalents	(191,826)	377,232
Cash and cash equivalents at beginning of period	1,341,756	84,241
Cash and cash equivalents at end of period	$1,149,930	$461,473

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,216	$5,781
Income taxes	2,071	1,358

Supplemental disclosures of non-cash activities:
Non-cash accruals for construction in progress	$10,301	$7,046
Increase of operating lease assets and liabilities from new or modified leases	238,494	108,872
Increase of finance lease assets and liabilities from new or modified leases	—	1,904

Selected Financial and Operating Information
(Unaudited)

	First Quarter Ended
	March 27, 2021	March 28, 2020
Sales Information:
Comparable store sales increase	38.6%	4.3%
New store sales (% of total sales)	3.0%	3.1%
Average transaction value	$53.03	$46.34
Comparable store average transaction value increase (a)	17.6%	5.4%
Comparable store average transaction count increase/(decrease)	21.0%	(1.1)%
Total selling square footage (000’s)	32,502	31,169
Exclusive brands (% of total sales)	31.2%	31.8%
Imports (% of total sales)	11.9%	10.3%

Store Count Information:
Tractor Supply
Beginning of period	1,923	1,844
New stores opened	21	20
Stores closed	—	(1)
End of period	1,944	1,863
Petsense
Beginning of period	182	180
New stores opened	2	—
Stores closed	(7)	—
End of period	177	180
Consolidated end of period	2,121	2,043

Pre-opening costs (000’s)	$2,313	$2,307

Balance Sheet Information:
Average inventory per store (000’s) (b)	$905.4	$888.2
Inventory turns (annualized)	3.92	3.05
Share repurchase program:
Cost (000’s)	$253,409	$263,219
Average purchase price per share	$158.35	$92.28

Capital Expenditures (in millions):
Existing stores	$48.0	$6.9
Information technology	30.9	9.0
New and relocated stores and stores not yet opened	12.0	11.9
Distribution center capacity and improvements	8.3	0.3
Corporate and other	1.5	1.5
Total	$100.7	$29.6

(a) Comparable store average transaction value increase includes the impact of transaction value growth achieved on the current period growth in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.